Exhibit 10.6

AGREEMENT

This Agreement is made, effective as of the 17th day of February, 2019 (“Effective Date”), by and between CBD UNLIMITED INC., a Nevada Corporation existing under the laws of the State of Nevada, with its principal place of business located at 38246 N. Hazelwood Circle, Cave Creek, AZ 85331 (hereinafter referred to as “Supplier”) and Gold Coast Distributors LTD, a Corporation existing under the laws of the State of New York, with its principal place of business located at 17 Eltona Place, East Northport, New York (hereinafter referred to as “Distributor”) (each is individually referred to herein as “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Supplier is engaged in the manufacture, sale, marketing and distribution of beverage products.

WHEREAS, Distributor is engaged in the sale and distribution of consumable products, has represented to the Supplier that it has adequate facilities, transport equipment and personnel to distribute Supplier’s products and desires to accept the responsibility for distributing in the market described in this Agreement.

WHEREAS, Supplier desires Distributor to become Distributor of Supplier’s products in accordance with the terms and conditions of this Agreement.

WHEREAS, the spirit of this Agreement supports the growth of Supplier’s brand and products while reasonably protecting the financial, operational and reputational resources expended by Distributor during this process.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual benefits and obligations set forth in this Agreement, the Parties agree as follows:

AGREEMENT

1.	DEFINITIONS

As used in this Agreement, the terms listed below shall be defined as follows:

A.	“Agreement” shall mean this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in writing and with the mutual consent of the Parties.

B.	“Cost” shall mean Distributor’s cost for Products delivered to Distributor’s current warehouse space in Brooklyn, New York or any other future warehouse, provided that the warehouse address is located within any of the New York City boroughs.

C.	“Products” shall be defined as consumable CBD products for people and animals.

D.	“Territory” shall mean the, Boroughs of Brooklyn, Queens and Manhattan in the State of New York. Accounts listed in Addendage B

CBD Unlimited 38246 N Hazelwood Cir Cave Creek, AZ 85331

2.	TERM OF AGREEMENT

The term of this Agreement shall commence on the Effective Date of this Agreement and shall continue until terminated under the terms and conditions of this Agreement (the “Term”).

3.	GRANT OF DISTRIBUTION RIGHTS

A.	Exclusive – Subject to the terms and conditions of this Agreement, Supplier hereby grants to Distributor, and Distributor hereby accepts from Supplier, an exclusive right to distribute the Product to customers located in the Territory.

B.	Supplier retains the right to self-invoice and self-distribute the Products to previously established customers and any un-served retail accounts until such time that Gold Coast is able to service the account.

C.	Notwithstanding any other conditions herein, Supplier reserves the right to alternatively service and distribute Product to the following channels of trade and/or types of accounts:

a.	National accounts that require supplier to ship directly based upon inability to distribute nationally through dsd (direct store delivery) distributors. Any account with more than 50 locations requires approval from supplier before pursuing.
b.	Chain accounts with Distributor having the right of first refusal.

D.	Distributor may appoint sub-distributors in furtherance of its obligations under this Agreement to service the Territory encompassed by this Agreement. Distributor shall be responsible for the conduct of all of its sub-distributors. In the event this Agreement is terminated, any and all sub-distributor agreements shall be automatically terminated. The Distributor agrees to indemnify and hold harmless Supplier against any and all damages and costs, including attorneys’ fees and all other expenses incidental thereto, incurred as a result of any claim (s) asserted by any of the Distributors’ sub-distributors. In the event that Supplier is dissatisfied for any reason whatsoever with performance of any of the Distributor’s sub distributors, Supplier may notify the Distributor of such dissatisfaction and it shall be the obligation of the Distributor to terminate the sub-distributor within sixty (60) days of said notification by Supplier, without any disruption of service to the retail accounts being serviced by said sub-distributor

E.	If Supplier introduces a new item, product line or extension during the Term, then such new item, product in or extension shall be offered to Distributor for distribution within the Territory. If Distributor accepts the distribution of such new item, product line or extension and commences the sale and distribution of such within thirty (30) days after notification from Supplier, then such new retail item, retail product line or detail extension shall be included within the definition of “Product”.

CBD Unlimited 38246 N Hazelwood Cir Cave Creek, AZ 85331

4.	PRODUCT DISTRIBUTION

A.	Distributor shall at all times use its diligent and good faith efforts to market, promote and expand the sale of products in the Territory.

B.	Distributor and any of its sub-distributors shall (i) store, handle and distribute its inventory of Products in clean, sanitary conditions as required to maintain Product quality and in accordance with Supplier’s specifications; (ii) not alter Products in any manner, and (iii) comply with all applicable federal, state and local food, health and other applicable laws and regulations.
C.	If Supplier determines, in its sole discretion, that Supplier shall undertake a market withdrawal or recall of the Products, Distributor agrees that it shall fully cooperate with Supplier and take all reasonable and necessary actions requested by Supplier, including but not limited to a notification to accounts and retrieval of Products from retailers at Supplier’s sole expense.

D.	Supplier agrees that Distributor does not guarantee the purchase or performance level of any retailer.

E.	Supplier will have its own sales force in the Territory to supplement the efforts of Distributor. Distributor agrees to deliver to accounts opened by supplier.

5.	PRODUCT SUPPLY

A.	All orders for Product requested by Distributor shall be in writing and received by Supplier at least 60 days prior to requested ship date for initial shipment date. Regular replacement orders would then require 2 week notification.

B.	Supplier shall replace, at its own expense, all Products which are spoiled, damaged, or otherwise do not meet the requirements of the Agreement. Supplier shall also be responsible for unsaleable packages physically damaged prior to arrival at Distributor’s warehouse. Distributor shall provide supporting photos/documentation in each event and provide notification within 72 hours as noted in Addendage C.

C.	If Distributor shall undertake a market withdrawal or recall of the Products, Distributor agrees that it shall fully cooperate with Supplier and take all reasonable and necessary actions requested by Supplier, including but not limited to a notification to accounts and retrieval of Products from retailers at Suppliers sole expense.

D.	Supplier agrees to guarantee all Products (“Guaranteed Sale”) purchased by Distributor for the initial twelve (12) months of distribution of each Product. Supplier shall replace, at its own expense (or provide a credit to Gold Coast for the Cost of such Products) any product not saleable for any reason. This Guaranteed Sale provision includes any Product returned by and retailer to Gold Coast for any reason.

CBD Unlimited 38246 N Hazelwood Cir Cave Creek, AZ 85331

E.	Following the twelve (12) twelve month Guaranteed Sale period, Supplier shall be responsible for the Cost of any expired and unsold Product returned to Distributor by retailer after a minimum of (120) one hundred and twenty days. Distributor will provide documentation for any Product that is returned by one of its retailers. Distributor will submit monthly store level inventory and be granted clearance allowance.

F.	If Distributor receives any Product that does not meet the minimum shelf life guarantee, Supplier shall replace, at its own expense (or provide a credit to Distributor for the Cost of such Products) any of the Product that is not sold by Distributor prior to expiration. This provision shall also include any of the short-dated Products returned by any retailer to Distributor for any reason.

G.	Products shall be manufactured and labeled in all material respects in accordance with all applicable federal, state and local laws and regulations, including but not limited to the U.S. Food, Drug and Cosmetic Act, the Occupational Safety and Health Act, and all associated regulations, including but not limited to Good Manufacturing Practices. Acknowledging current position of CBD in the marketplace as noted in Addendage C.

H.	Supplier represents and warrants to Distributor that all Products sold by it at the time and place of delivery to Distributor shall be fit for the purpose intended and merchantable.

I.	Distributor agrees to deliver to accounts opened by supplier as needed within territories.

J.	Distributor to provide a Monthly report showing inventory versus sell through.

6.	PRODUCT COST AND PAYMENT TERMS

A.	Supplier to provide a 10% discount on national wholesale cost. Discount and commission listed to cover all Supplier account level funding liabilities except for agreed to product clearance allowances.

B.	Supplier acknowledges that Distributor will set a wholesale rate of not less than 30 percent above Distributors net cost.

C.	Supplier agrees not to sell Product directly or indirectly below these rates in the territory.

D.	Supplier agrees that Distributor will pay net 60 for all products purchased by distributor with no minimum purchasing requirements.

CBD Unlimited 38246 N Hazelwood Cir Cave Creek, AZ 85331

E.	The Parties acknowledge that Supplier may revise Costs for Products at any time and Supplier will give Distributor no less than ninety (90) days’ notice of its intention to change the Cost of any individual Product.

F.	Supplier agrees within reason that shall assist distributor with efforts in obtaining accounts such as with Intro deals (i.e. percentage off, buy one get one) and promotions (TBD) including all samples and demos.

7.	TERMINATION

A.	Distributor may terminate this Agreement at any time, with or without cause, by providing Supplier with sixty (60) days advance written notice.

B.	Non-compete, if Distributor terminates agreement without cause, Distributor cannot immediately start selling competing product line until 60 days past the date of termination.

C.	Supplier may terminate this Agreement at any time, with or without cause, by providing Distributor with sixty (60) days advance written notice (a “Termination Notice”). If without cause, Supplier agrees to paying a Termination fee as described in paragraphs b.1), b.2), and b.3).

(c.1)	If Termination without cause by Supplier occurs during the first (12) calendar months. Supplier will pay an amount equal to the Net Purchases of the Products made by Distributor during the first twelve (12) calendar months immediately preceding the date of termination (such period, the “Determination Period”) multiplied by one (1) (such total amount the “Termination Fee”). If termination should occur prior to a twelve (12) month period, then a monthly average will be calculated and multiplied by twelve (12).

(c.2)	If Terminated without cause by Supplier after first 12 months and before 24 months then Termination fee will be the amount equal to Net purchases of the product made by Distributor during prior (6) calendar months from date of termination multiplied by (.75).

(c.3)	If Terminated without cause by Supplier after 24 months, Termination fee will be the amount equal to Net purchases of the product made by Distributor during prior (6) calendar months from date of termination multiplied by (.5).

D.	“Net Purchases” shall be defined as the sum of all products purchased by Distributor during the Determination Period, less any credits, returns or deductions applied by Distributor to the same invoices.

CBD Unlimited 38246 N Hazelwood Cir Cave Creek, AZ 85331

E.	In order to affect an orderly termination, with seven (7) days of the effective date of the termination of this Agreement under this paragraph Distributor will return to Supplier all saleable Products held by Distributor.

8.	INDEPENDENT CONTRACTORS

Distributor and Supplier shall remain independent contractors and nothing herein shall be interpreted as the Parties hereto acting in concert or as joint ventures or partners.

Distributor and Supplier do not convey to each other any property interest in the other’s corporate name, trademarks, or patents.

9.	SUCCESSORS, ASSIGNS AND LICENSEES

A.	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including, but not limited to, any affiliated or non-affiliated entity of Supplier that has or acquires the right to sell or market the Products, including under a license or other legal instrument granted by or to Supplier. The assignee of a permitted assignment shall remain obligated for the faithful performance of this Agreement and such assignment shall be made subject to all terms and conditions of this Agreement.

10. INDEMNIFICATION

A.	Distributor shall indemnify and hold harmless Supplier, its affiliates, and their respective officers, directors, members, employees, attorneys, insurers and agents, from any and all loss, liability, claim, damage, including, but not limited to, claims of injury or death to persons or damage to property and expenses (including reasonable attorneys’ fees) which they, or any of them, may suffer or incur that arises from or relates to Distributor’s performance or non-performance of its obligations under this Agreement, any intentional or negligent act or omission to act or other wrongdoing on the part of Distributor or any of its employees, agents, officers or directors, or any violation of law by Distributor or any of its employees, agents, officers or directors.

B.	Supplier shall indemnify and hold harmless Distributor, its affiliates, and their respective officers, directors, employees, attorneys, insurers and agents, from any and all loss, liability, claim, damage, including, but not limited to, claims of injury or death to persons or damage to property and expenses (including reasonable attorneys’ fees) which they, or any of them, may suffer or incur that arises from or relates to Supplier’s performance or non-performance of its obligations under this Agreement, any intentional or negligent act or omission to act or other wrongdoing on the part of Supplier or any of its employees, agents, officers or directors, or any violation of law by Supplier or any of its employees, agents, officers or directors.

CBD Unlimited 38246 N Hazelwood Cir Cave Creek, AZ 85331

C.	Notwithstanding any other provision of this Agreement, in no event shall either Party be liable to the other Party for compensation, reimbursement or damages relating to goodwill, incidental, special or consequential damages, or punitive damages.

D.	In any claim for indemnification under this Agreement, the Party seeking indemnification (the “Indemnitee”) shall give written notice to the other Party (the “Indemnitor”) with reasonable promptness after notice of any claim or suit involving, or which could involve, an indemnifiable claim under this Agreement. Notwithstanding anything to the contrary provided in this Agreement, in any action in which a third party asserts one or more claims against the Indemnitee (whether or not such claim is covered by insurance), the Indemnitee shall assert his, her or its right of indemnification against the Indemnitor in that action, by whatever procedural options are available to the Indemnitee and, in such circumstances, neither the Indemnitee nor the Indemnitor shall be bound by any Arbitration requirements under this Agreement. If the Indemnitor has acknowledged in writing its obligation to indemnify the Indemnitee in respect of the third party claim, the Indemnitee shall not settle or otherwise compromise such claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. The Parties shall cooperate with one another in the defense of any indemnifiable third party claim.

11.	INSURANCE

During the Term, Supplier shall provide, and keep in force, at Supplier’s sole expense, a comprehensive general liability insurance policy (on an occurrence rather than claims made basis), with limits of liability of not less than two million dollars ($2,000,000.00) for product liability claims, which policy shall name Gold Coast as an additional insured. Supplier will provide Gold Coast with a Certificate of Insurance naming Gold Coast as an additional insured on its respective liability coverage and such certificate shall provide that the policy will not be cancelled without at least thirty (30) days prior written notice to Gold Coast.

12.	DISPUTE RESOLUTION

The Parties hereto agree that, to the extent possible, all disputes arising under this Agreement shall be resolved informally by the operating personnel of the Parties directly involved in the dispute. If said dispute cannot be resolved informally, then said dispute shall be submitted to and resolved by arbitration in the State of New York. Each party will pay its own attorneys’ fees, costs and expenses in connection with any arbitration and shall share equally the costs assessed by the arbitration providers.

13.	GOVERNING LAW

This Agreement was entered into and shall be deemed to have been made in the State of Arizona, and shall, for all purposes, be governed by and construed under the laws thereof regardless of where any Court action or proceeding is brought in connection with this Agreement; provided, however that the laws of the Territory relating to commission sales representative relationships and remuneration for such services shall also apply and govern such rights and obligations under this Agreement; and provided further, however, that no choice of law rule of such State or any other jurisdiction, which would cause any such matter to be referred to the law of any jurisdiction other than such State, shall be given any force or effect.

CBD Unlimited 38246 N Hazelwood Cir Cave Creek, AZ 85331

14.	TRADEMARKS; INTELLECTUAL PROPERTY

A.	Distributor shall use the Supplier’s trademarks (the “Trademarks”) in marketing, sales and promotional materials, and advertising and promoting the sale of the Products. Supplier will be notified and approve of trademark usage in advertising and marketing vehicles.

15.	CONFIDENTIALITY

Both parties shall keep confidential, during the Term and for two (2) years thereafter, all information of the other or relating to the other’s business not known to the public (other than as a result of breach of this Agreement), including sales figures and unit movement figures, strategic and operational plans, marketing plans, and similar documents, as well as the terms and conditions of this Agreement; provided, however, the foregoing shall not apply to information that, at the time of disclosure (i) is or becomes generally available to and known by the public other than as a result of breach of this Agreement, (ii) is or becomes available to a party on a non-confidential basis from a third party source, which disclosure does not breach such third party’s obligations regarding confidentiality, (iii) was known to the receiving party prior to disclosure, (iv) was independently developed by the receiving party without reference to or use of, in whole or in part, the information, and (v) must be disclosed under applicable law.

16.	ENTIRE AGREEMENT

This Agreement shall constitute the entire agreement between the Parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either Party except to the extent it is expressly incorporated in this Agreement.

17.	MODIFICATION OF AGREEMENT

Any modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement shall be binding only if evidenced in writing and signed by each Party.

18.	EFFECT OF PARTIAL INVALIDITY

The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provisions of this Agreement are held to be invalid, the Parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both Parties subsequent to the removal of the invalid provision.

CBD Unlimited 38246 N Hazelwood Cir Cave Creek, AZ 85331

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the date first below written.

AGREED TO: February 17th, 2019

CBD UNLIMITED INC.		GOLD COAST DISTRIBUTORS LTD

By:	/s/ Dustin Sullivan	By:	/s/ Mitch Suslak
Signature		Signature
Dustin Sullivan COO, CBD Unlimited		Mitch Suslak Owner, Gold Coast Distributors Ltd

ADDENDAGE A

Suppliers / Products Currently being worked with and to be excluded from non-compete clauses in master Distribution Agreement.

Suppliers:

Sprig Inc

Velobar

ADDENDAGE B

Retail/Sub-Distributor accounts currently being worked with:

CBD Unlimited 38246 N Hazelwood Cir Cave Creek, AZ 85331

ADDENDAGE C - Legal

FDA DISCLOSURE

THESE STATEMENTS HAVE NOT BEEN EVALUATED BY THE FDA AND ARE NOT INTENDED TO DIAGNOSE, TREAT OR CURE ANY DISEASE. ALWAYS CHECK WITH YOUR PHYSICIAN BEFORE STARTING A NEW DIETARY SUPPLEMENT PROGRAM.

TERMS OF SALE – REFUND POLICY

During our invoice process you will be given the complete terms of your purchase. Included in those terms is your clear understanding that we are selling these products as containing CBD (cannabidiol) from hemp oil. These products have not been evaluated by the FDA. We are committed to complete compliance with FDA regulations and as such, because these products have not been evaluated by the FDA, we make no claims as to any extra benefits for products containing CBD (cannabidiol).

If you decide to purchase our products, you are drawing your own opinions as to any additional benefits or use these products may provide. All non-perishable products carry a 14-day customer satisfaction guarantee. If you are not satisfied with any of these products, simply return the product for a full refund less any shipping charges.

Due to the perishable nature of hemp oil, we are not able to provide a refund on these products. If you have questions or concerns about this product please contact our sales staff at 480-999-0097 prior to purchasing this item. Your acceptance of the terms of purchase means you agree to and understand the refund policy.

Damage During Shipping

We take customer satisfaction very seriously. All of our products are tested for quality, and all shipments are carefully inspected before leaving our warehouse. Please check your shipment carefully upon arrival to ensure it has not been damaged during shipping. All claims for damaged product must be made with 72hrs. Please contact us and provide detailed information for any product damaged during shipping within that time.

CBD Unlimited 38246 N Hazelwood Cir Cave Creek, AZ 85331